Exhibit 10.1
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is entered into as of December 18, 2022, by and between The Boeing Company (“Boeing”) and GCubed Group LLC (“Consultant”). In consideration of the promises and mutual covenants contained herein, the parties agree as follows:
1.Engagement and Services; Term. Boeing hereby agrees to engage Consultant, and Consultant accepts this engagement, to provide consulting services on matters relating to veterans recruiting and college/university relations (the “Services”) for a three-year term commencing on January 1, 2023 (the “Term”), subject to earlier termination pursuant to Section 7. During the Term, Consultant shall receive assignments regarding the Services from Boeing’s Chief Human Resources Officer. The scope, timing, and duration of the Services shall be as mutually and reasonably agreed to between the parties. Consultant acknowledges and agrees that it is being engaged as an independent contractor and no member of its staff shall provide any services as an employee, and as such, will have no authority to obligate Boeing by contract or otherwise.
2.Compensation. In consideration of Consultant’s provision of the Services, Boeing will pay Consultant a monthly retainer fee during the Term in the amount of $20,000, provided that Consultant shall not work more than 50 hours per month, or more than 400 hours per calendar year.
3.Reimbursement. Boeing will reimburse Consultant for all reasonable and normal travel-related expenses incurred by Consultant in connection with Consultant’s performance of the Services, provided advance written approval of those expenses is obtained. All requests for reimbursement for travel-related expenses must be accompanied by documentation in form and detail sufficient to meet the requirements of the taxing authorities with respect to recognition of business-related travel expenses for corporate tax purposes. Requests for expense reimbursement shall be submitted within 30 calendar days of the date the expenditure was incurred, and Consultant shall receive all reimbursements due hereunder within 90 calendar days after the submission of all required documentation for reimbursement.
4.No Withholding; No Employee Benefits. No amount will be deducted or withheld from Boeing’s payments to Consultant for federal, state or local taxes. No FICA taxes, FUTA taxes, SDI or state unemployment taxes will be payable by Boeing on Consultant’s behalf. Consultant will be solely responsible for making appropriate filings and payments to the appropriate governmental taxing authorities, including payments of all income taxes and self-employment taxes due on compensation received hereunder. Consultant acknowledges and agrees that, as an independent contractor, neither it nor any member of its staff is eligible for any benefits under any Boeing employee benefit plan, program, or arrangement.
5.Representations and Warranties. Consultant represents and warrants that it will:

5.1.	Not (a) act or hold itself out as an employee of Boeing, or (b) contact any government on Boeing’s behalf to influence the government.
5.2.	Not serve as a government employee, consultant or advisor, or special government employee with any duties relating to or affecting Boeing interests during the term of this Agreement.
5.3.	Not (a) market, promote, or solicit the sale, lease or disposition of or respond to unsolicited requests concerning Boeing products or services, or (b) support Boeing in connection with a bid or proposal for a U.S. prime contract, subcontract, modification or extension, or (c) engage in any activity prohibited by the Procurement Integrity Act, 41 U.S.C. § 423 as implemented by FAR Subpart 3.1.
5.4.	Provide Boeing with such information as Boeing may require to comply with reporting requirements related to the services provided by Consultant, permit Boeing to disclose the existence of this Agreement as required by law or contract, and cooperate in any audit or investigation conducted by or on behalf of Boeing or the government that relates to this Agreement or to Consultant’s duties or activities under this Agreement.

5.5.	Comply with Boeing’s Ethical Business Conduct Policy and Procedures and all applicable laws and regulations.
5.6.	Not make any payment or gift, directly or indirectly, to any employee or agent of Boeing, government official, or any customer or potential customer of Boeing that could constitute a bribe, kickback, or illegal or improper payment or gratuity under any law or regulation of the United States or any foreign government.
5.7.	Not perform services for or represent any competitor of Boeing relating to the same matter for which Boeing retained Consultant, except when disclosed by Consultant in writing to Boeing prior to the effective date of this Agreement, or when approved in writing by Boeing prior to Consultant undertaking such performance or representation.
5.8.	Not use in the performance of Services, or disclose to Boeing, any government information or other third-party proprietary information that Boeing is not specifically authorized to have.
5.9.	Not perform any services for Boeing which could constitute “lobbying activities” as that term is generally defined in the Lobbying Disclosure Act of 1995, 2 U.S.C. § 1602, et seq.
5.10.	Avoid any actions which could provide Boeing with an unfair competitive advantage as discussed in FAR Subpart 9.5, including, but not limited to, (a) advising Boeing on a procurement in which the Consultant has personnel who also advise the Government or a competitor, or (b) other actions or conflicting roles that could jeopardize the integrity or successful completion of a procurement. Consultant shall promptly and accurately disclose to Boeing any and all possible violations of these ethical standards.
5.11.	Ensure that no articles, or any data or information or the direct product thereof, are transferred or disclosed to, nor services rendered for, any person or entity not authorized to receive such data or services under the United States and any applicable foreign export laws or regulations.
6.Proprietary Information, Confidentiality, and Intellectual Property Ownership. Consultant shall not use or disclose except as authorized in writing by Boeing, any sensitive, confidential, limited, proprietary, or other restricted business or technical information which is disclosed to Consultant pursuant to this Agreement, whether such information belongs to Boeing, Boeing’s suppliers, associates, customers, or the government. Boeing is the sole owner of any invention, idea, trade secret, proprietary information, or work of authorship (together, “Intellectual Property”) generated by Consultant as part of its performance of this Agreement, and Consultant hereby assigns such Intellectual Property to Boeing. Consultant hereby provides a fully transferable and unrestricted, non-exclusive right, with the right to sub-license, under any of Consultant’s pre-existing Intellectual Property which is necessary for Boeing’s internal use of Consultant’s work under this Agreement. Consultant will not use in the performance of this Agreement information or technology that Consultant has derived from a third party, without first obtaining Boeing’s written approval to use such third party heritage information or technology. Consultant shall return all Boeing property and information to Boeing at the conclusion of this Agreement. Consultant acknowledges and agrees that its obligations under this section shall survive termination of this Agreement.
7.Termination of Term and Agreement. Boeing or Consultant may terminate the Term and this Agreement upon 30 days’ written notice at any time without further liability for performance under this Agreement beyond unpaid expenses permitted and authorized time worked.
8.Governing Law. This Agreement, including all matters of construction, validity, and performance, shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Virginia and without reference to any rules governing conflicts of law.

9.Miscellaneous.

9.1.	This Agreement sets forth the entire agreement between Boeing and Consultant relating to this subject matter and supersedes all prior and contemporaneous written and oral understandings and agreements.
9.2.	This Agreement may be amended only in writing duly signed by both Boeing’s Chief Human Resources Officer and Consultant.
9.3.	This Agreement and the parties’ obligations and rights hereunder may not be assigned by either party without written consent of both parties.
9.4.	None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought. The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.
9.5.	If any provision of this Agreement is, becomes, or is deemed invalid, illegal, or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties hereto, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.
9.6.	All notices, invoices, correspondence, reports, or requests given pursuant to this Agreement shall be in writing, and may be given through any method of delivery which provides evidence of confirmation of receipt.

To Boeing: To Consultant:
ATTN: Howard Radzely ATTN: Leanne Caret

9.7.	Without the prior written approval of Boeing, Consultant shall not (a) make reference to this Agreement or Consultant’s relationship with Boeing in connection with any promotion or commercial undertaking, or (b) use, or cause or permit to be used, the Boeing name or any Boeing trademark or service mark in any form of promotion or publicity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by proper persons duly authorized.

THE BOEING COMPANY /s/ Michael D’Ambrose Michael D’Ambrose EVP, Chief Human Resources Officer Date: December 18, 2022	GCUBED GROUP LLC /s/ Leanne Caret Leanne Caret Date: December 16, 2022

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